EXHIBIT 99.1

Immersion Promotes President to CEO; Vic Viegas and Robert Van Naarden Join Immersion’s Board of Directors

SAN JOSE, Calif., Oct 28, 2002 (BUSINESS WIRE) — Immersion Corporation (Nasdaq:IMMR), a leading developer and licensor of haptic feedback technology, today announced that Victor Viegas, president, chief operating officer and chief financial officer has been appointed to the additional position of chief executive officer. Immersion also announced that Viegas and Robert Van Naarden, a 34-year tech industry veteran with licensing and OEM expertise, have joined the Immersion board of directors.

Viegas with more than 22 years experience in technology licensing and financial management, will lead the company as it establishes mainstream adoption of Immersion’s haptic technology. Immersion plans to hire a new chief financial officer. His predecessor, Bob O’Malley, will be the full-time chairman of the board. “I am delighted to join the board of Immersion and I am looking forward to leading our excellent management team in making touch feedback pervasive,” said Vic Viegas, chief executive officer. “We will grow our revenues by expanding Immersion’s market and its market share.”

Viegas’ promotion evolved naturally due to his numerous accomplishments as president and CFO during the past year. He helped bring the company public in 1999, increased operational efficiency, added new licensing relationships in the markets Immersion serves and has guided Immersion’s growth as a company including its litigation efforts. Prior to Immersion, he served as vice president of finance and administration and chief financial officer of Macrovision Corp., a developer and licensor of video and software copy-protection technologies. Viegas holds a bachelor of science degree in accounting and a master’s degree in business administration from Santa Clara University. Viegas is also a certified public accountant in the State of California.

Bob O’Malley said, “I look forward to focusing my time and efforts, along with the rest of the board, to assist Vic in any way possible. Vic and I have worked well together for two years and I am confident that Vic and the leadership team at Immersion are fully prepared to develop exciting new opportunities for the company including accelerated licensing of the company’s haptic technology and expansion of our royalty-based business model.”

Van Naarden’s appointment strengthens the board with his experience in licensing proprietary technology to OEMs. Van Naarden is currently the chief executive officer of AuthentiDate, Inc., a software services business start-up. He has held numerous executive management positions at emerging hardware and software companies including Sensar, Netframe, FirePower Systems, Ardent Computer, and Convergent Technologies. Van Naarden holds two bachelor’s degrees, one in physics from the University of Pittsburgh, and the second in electrical engineering from University of Pittsburgh as well as two master’s degrees in Electrical Engineering/Computer Science from Northeastern University and the University of Pennsylvania Wharton School.

I am delighted to join the board of Immersion,” stated Van Naarden, “They have a seemingly ubiquitous use and applications potential for the technology, and I look forward to helping Immersion drive more technology and software licensing oriented relationships.”

With the addition of Van Naarden, Immersion’s board now includes five independent members: Jonathan Rubinstein, senior vice president of hardware engineering at Apple Computer, Inc., Steven Blank, former executive vice president of marketing for Epiphany, John Hodgman, chief executive officer, president, and chairman of the board of Cygnus, and Jack Saltich, president, chief executive officer and a director of Three-Five Systems Inc.

About Immersion (www.immersion.com)

Founded in 1993, Immersion Corp. is a recognized leader in developing, licensing and marketing haptic technology and products. Bringing value to markets where user/product interaction needs to be made more compelling, safer or productive, Immersion helps its partners develop and increase competitive advantage and broaden market reach by making the use of touch sense feedback as critical a user experience as sight and sound. Immersion’s technology is deployed across personal computing, entertainment, medical training, automotive and three-dimensional simulation markets. Immersion and its wholly owned subsidiaries hold over 180 issued patents worldwide.

Forward Looking Statement

This media alert contains forward-looking statements, including in particular statements about future development plans and efforts. Forward-looking statements made in this press release are based on current information, which we have assessed but which by its nature is dynamic and subject to rapid and even abrupt changes. Immersion does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

Forward-looking statements include statements regarding the development and performance of touch-enabled technology. Immersion’s actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Immersion’s business which include, but are not limited to, delay in or failure to achieve commercial demand for Immersion’s touch-enabled technology products.

Risks and uncertainties related to Immersion’s business in addition to those described above are further outlined in Immersion’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. These reports are filed with the Securities and Exchange Commission. These factors may not constitute all factors that could cause actual results to differ materially from those discussed in any forward-looking statement. Immersion is not obligated to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Immersion, MicroScribe, CyberForce, CyberTouch, and VirtualHand are trademarks of Immersion Corporation. All other trademarks are the property of their respective owners